EXHIBIT 99.1

Old Line Bancshares Appoints Mark A. Semanie as Executive Vice President, Chief Operating Officer and Acting Chief Financial Officer

BOWIE, MD, May 13, 2013 -- James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (NASDAQ:OLBK), announced the appointment of Mark A. Semanie to Old Line Bank's executive management team as Executive Vice President, Chief Operating Officer and Acting Chief Financial Officer.  In this position, Semanie will be responsible for operational improvement and oversight of the accounting and finance functions of the company.

Semanie brings 17 years of executive management experience, including 13 years in the commercial banking industry to the Bank.  His past experience includes oversight of accounting and finance, information technology, human resources and regulatory compliance. Semanie joined the Company in January 2013, after serving as the Chief Financial Officer of Carrollton Bank in Columbia, Maryland.

“Old Line Bank is pleased to welcome Mark to its experienced executive management team.  Mark’s breadth of experience in the financial industry, skill set, and vision will serve the Bank, and our customers, well as we continue moving forward with our operational and strategic growth objectives,” stated James W. Cornelsen, President and Chief Executive Officer.

Semanie holds a Bachelor of Science degree in Accounting from Bentley University in Waltham, Massachusetts. He began his career in the Boston office of KPMG LLP, and has spent 20 years in various roles with both publicly-owned and privately-owned financial services companies. He has resided in Harford County with his wife and children since 1991.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 23 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Calvert, Charles, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

OLD LINE BANCSHARES, INC.
CONTACT: JAMES W. CORNELSEN
PRESIDENT AND CHIEF EXECUTIVE OFFICER
(301) 430-2530